Exhibit (j)(3)


                                    AMENDMENT

         AMENDMENT made as of June 1, 2001 to that certain Custody Agreement dated as of June 13, 1986 as amended on July 26, 1999 between Bancroft Convertible Fund, Inc. (the "Fund") and The Bank of New York ("Custodian") (such Custody Agreement hereinafter referred to as the "Custody Agreement").

                                   WITNESSETH:

         WHEREAS, Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), was adopted on June 12, 2000 by the Securities and Exchange Commission;

         WHEREAS, the Fund and Custodian desire to amend the Custody Agreement to conform to the Rule;

         NOW, THEREFORE, the Fund and Custodian hereby agree as follows:

         A.       The following new Article XXI is hereby added to the Custody
Agreement:

                              FOREIGN DEPOSITORIES

         1. As used in this Article, the term "Foreign Depository" shall mean each Eligible Securities Depository as defined in Rule l7f-7 under the Investment Company Act of 1940, as amended (the "Rule"), identified by Custodian to the Fund from time to time, and their respective successors and nominees.

         2. Notwithstanding any other provision in this Agreement, the Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon any delivery of a Certificate or any giving of Oral Instructions, Instructions, or Written Instructions, as the case may be, that the Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of the Rule.

         3. With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence such as a person having responsibilities for the safekeeping of the Fund's assets would exercise (i) to provide the Fund or its investment adviser with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians, trade associations of which Custodian is a member from time to time, or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks. Custodian will endeavor to include in its analysis and monitoring, among other things, a Foreign Depository's expertise and market reputation, the quality of its services, its financial strength, any insurance or indemnification arrangements, the extent and quality of regulation and
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independent examination of the depository, its standing in published ratings, its internal controls and other procedures for safeguarding investments, and any related legal protections. In the event that the Fund reasonably believes that there is a discrepancy between Custodian's performance of its obligations in (i) or (ii) and the requirements of paragraphs (a)(l)(i)(A) or (B) of the Rule, respectively, and provides a detailed notification to Custodian, Custodian shall reasonably cooperate with the Fund and endeavor to resolve any such discrepancy. As used herein the term "Country Risks" shall mean with respect to any Foreign
Depository: (a) the financial infrastructure of the country in which it is organized, but not of any Foreign Depository to the extent covered by an analysis described in clause (i) of this Section, (b) such country's prevailing settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country's regulation of the banking or securities industry,
(e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions which affect the order execution of securities transactions or affect the value of securities.

         B. Each party represents to the other that this Amendment has been duly executed.

         C. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.

         IN WITNESS WHEREOF, the Fund and Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                       BANCROFT CONVERTIBLE FUND, INC.


                                       By: /s/ Gary Levine
                                           -------------------------------------

                                       Name:  Gary Levine

                                       Title: Treasurer

                                       Tax Identification No: 04-2476994


                                       THE BANK OF NEW YORK


                                       By: /s/ Ira R. Rosner
                                           -------------------------------------

                                       Name:  Ira R. Rosner

                                       Title: Vice President


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